FORTRESS INTERNATIONAL GROUP

ANNUAL INCENTIVE PLAN

1. Purpose

The purpose of the Fortress International Group Annual Incentive Plan is to make a part of the compensation of certain key employees dependent on individual, unit and Company performance and to provide rewards for performance as a competitive incentive to their efforts on the Company’s behalf, and thus to enhance and reinforce the Company’s ability to achieve its business goals.

2. Definitions

Whenever used for purposes of the Plan, the following terms have the meanings defined below, and when the defined meaning is intended, the term is capitalized:

(a)	“Affiliate” means (i) any entity that, directly or indirectly, is controlled by the Company, and (ii) any entity in which the Company has a significant equity interest.

(b)	“Award” means a grant to a Participant of incentive compensation under the Plan.

(c)	“Board” means the Board of Directors of the Company.

(d)	“Code” means the Internal Revenue Code of 1986, as amended.

(e)	“Committee” means the Compensation Committee of the Board.

(f)	“Company” means Fortress International Group, Inc., a Delaware corporation.

(g)	“Fiscal Year” means the twelve-month period from January 1 through December 31.

(h)	“Participant” means an employee of the Company or an Affiliate who has been designated to participate in the Plan.

(i)	“Performance Period” means any Fiscal Year or such other period as determined by the Committee.

(j)	“Plan” means the Fortress International Group Annual Incentive Plan, as amended from time to time.

3. Administration

(a)	The Committee shall construe, interpret (subject to Section 3(c) of the Plan) and administer the Plan, and shall adopt such rules and regulations and take such other action as the Committee deems appropriate. All decisions by the Committee shall be final, conclusive and binding on the Company and each Participant, former Participant, beneficiary and every other interested person. The Committee may delegate its administrative tasks to employees of the Company or others as appropriate for proper administration of the Plan.

(b)	The Committee may condition participation in the Plan by an employee upon the employee agreeing to certain terms and conditions of employment (including, without limitation, noncompete, confidentiality or similar provisions).

(c)	It is intended that the Plan provide for “short-term deferrals” of compensation exempt from Section 409A of the Code, and the regulations or guidance issued thereunder and it shall be interpreted accordingly.

4. Participation

(a)	Participation in the Plan shall be limited to selected key employees who the Committee has determined have a significant influence on the Company’s annual performance.
(b)	At any time during a Performance Period, the Committee may designate new Participants or remove employees from participation. An employee’s participation in the Plan in any prior year or years shall not give the employee the right to be a Participant in any subsequent year.

5. Awards

(a)	At the beginning of each Performance Period, the Committee shall establish performance goals applicable to the Company and each Participant. The performance goals shall be communicated to the Participants as soon thereafter as practicable.

(b)	Awards shall be made after each Performance Period after consideration of the respective performance against the performance goals established by the Committee for the respective Performance Period.

(c)	The decision to pay or not to pay an Award and the amount of the Award to be paid shall be made by the Committee. The Committee may decide to pay an Award when performance objectives have not been satisfied and elect not to pay an Award when performance objectives have been satisfied.

6.	Payment of Awards

(a)	Awards shall be paid as soon as practicable after the end of a Performance Period and the Committee has determined whether the performance goals established by the Committee have been achieved (but in no event later than the fifteenth day of the third month immediately following the end of the Performance Period).

(b)	Awards shall be paid in cash. Awards shall be paid solely from general assets of the Company and its Affiliates. This Plan is unfunded and unsecured; nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

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7. Termination of Employment

If before an Award is actually paid to a Participant with respect to a Performance Period the Participant ceases to be a regular full-time employee of the Company for any reason, the Participant’s eligibility under the Plan shall terminate and no Award will be made, except that the Committee may consider whether to make an Award to such Participant.

8. Claim to Awards and Employment Rights

No employee or other person shall have any claim or right to be granted an Award under the Plan. Only the Committee shall have the authority to commit the Company to make an Award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company or affecting the right of the Company to terminate the employment of any employee at any time, for any reason and with or without notice.

9. Tax Withholding

The Company shall have the right to deduct from all Award payments for any Federal, State or local taxes or other similar payments required by law to be withheld with respect to such payments.

10. Expenses of Plan

The expenses of administering the Plan shall be borne by the Company.

11. Amendment and Termination

The Company may terminate, amend or modify this Plan at any time and from time to time. The Plan may be amended at any time, including retroactively, to conform the Plan to the provisions and requirements of Section 409A of the Code, and no such amendment shall be considered prejudicial to any interest of any Participant thereunder.

12. Successors

All obligations of the Company or its Affiliates under this Plan with respect to Awards shall be binding on any successor to the Company whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

13. Effective Date of the Plan

The original effective date of this Plan was March 14, 2013.

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